NEWS RELEASE

AT RF MICRO DEVICES                                       AT FRB/WEBER SHANDWICK
Dean Priddy                    Doug DeLieto               Kerry Thalheim
Chief Financial Officer        Dir., Investor Relations   (212) 445-8000
(336) 931-7152                 (336) 931-7968

FOR IMMEDIATE RELEASE
JULY 15, 2003

                  RF MICRO DEVICES ANNOUNCES FINANCIAL RESULTS

FINANCIAL HIGHLIGHTS:

   - Revenue Increases 26.5%  Year-Over-Year  And Decreases 4.9% Sequentially To
     $131.5   Million
   - Company Improves Gross Margin 190 Basis Points Sequentially To 31.4%
   - Company Exceeds Guidance Of ($0.05) To ($0.06) Provided On April 22, 2003 By Reporting Quarterly Loss Per Share Of ($0.04)
   - Company Generates Positive Cash Flow Of $8.4 Million And Strengthens Balance Sheet By Completing $230 Million Convertible Subordinated Notes Offering
   - Company Currently Has Backlog To Support September 2003 Quarterly Revenue In the Low $130-Million Range And Anticipates Continued Improvement In Gross Margin

GREENSBORO, NC, JULY 15, 2003 -- RF Micro Devices, Inc. (Nasdaq: RFMD), a leading provider of proprietary radio frequency integrated circuits (RFICs) for wireless communications applications, today reported financial results for its fiscal 2004 first quarter, ended June 30, 2003.

FINANCIAL RESULTS
Revenue for the quarter was $131.5 million, an increase of 26.5% versus revenue of $103.9 million for the corresponding quarter of fiscal 2003, and a sequential decrease of 4.9% versus revenue of $138.3 million for the quarter ended March 31, 2003. The Company's financial results for the quarter reflect continued strength at leading handset original equipment manufacturers (OEMs), offset by weakness at handset original design manufacturers (ODMs) and for the Company's 802.11b products. The Company believes it increased its market share in its core market of power amplifiers (PAs) for handsets.

Gross profit for the quarter was $41.2 million, which was down slightly from $41.4 million in the prior year period, and up 1.1% sequentially versus $40.8 million in the March 2003 quarter. The year-over-year decrease in gross profit was primarily attributable to product mix. The sequential increase in gross profit was primarily attributable to improved test yield.

Net loss for the quarter was ($8.1) million, or ($0.04) per diluted share, compared to net income of $2.3 million, or $0.01 per diluted share, for the first quarter of fiscal 2003. This compares sequentially to a net loss of ($13.0) million, or ($0.07) per share for the fourth quarter of fiscal 2003.

In the prior quarter, ended March 31, 2003, the Company's net loss included a non-cash write-down of investments of approximately $1.8 million and non-cash depreciation expense of approximately $2.1 million.

BUSINESS OUTLOOK AND FINANCIAL GUIDANCE
RF  Micro  Devices   believes  order   visibility  has  improved  and  currently
anticipates its gross margin will continue to show improvement in the September quarter.

The Company currently has backlog to support September 2003 quarterly revenue in the low $130-million range and anticipates a quarterly loss of approximately ($0.04) to ($0.05), on a GAAP basis, which includes approximately $2 million, or approximately ($0.01) per share, in one-time, non-cash charges associated with the repurchase of 3.75% convertible subordinated notes. Excluding the one-time, non-cash charges, on a non-GAAP basis, the Company anticipates a September quarterly loss of approximately ($0.03) to ($0.04).

The Company is including this non-GAAP comparison, which excludes expenses that are unusual in nature and not expected to recur, in order to better present the anticipated underlying financial performance of the business.

COMMENTS FROM MANAGEMENT
Bob Bruggeworth, president and CEO, said, "We're pleased to have shown improved financial performance in our core business, as evidenced by gross margin improvement. We're also encouraged by the recent increase in order rates, which have rebounded nicely from April and May levels. Additionally, we're approaching new product cycles in handsets, wireless LAN and other wireless markets, and we're encouraged by customer interest."

Dean Priddy, CFO and vice president of administration, said, "We continued to strengthen our balance sheet in the June quarter, which allows us the flexibility to continue to execute on our corporate strategy. Cash flow from operations was $23.3 million and net cash flow was $8.4 million. In early July, we completed a $230 million dollar 1.5% coupon rate convertible offering and repurchased $150 million of our higher coupon 3.75% convertible debt, with the reduced interest expense beginning to show in the second quarter's financial results."

RF Micro Devices will conduct a conference call at 5:00 p.m. (ET) today, July 15, 2003, to discuss fiscal 2004 first quarter results and comment on the Company's outlook. The conference call will be broadcast live over the Internet and can be accessed by any interested party at WWW.STREETEVENTS.COM or by going to WWW.RFMD.COM and clicking on "Investor Info."

RF Micro  Devices,  Inc.,  an ISO  9001- and ISO  14001-certified  manufacturer, designs, develops, manufactures and markets proprietary RFICs primarily for wireless communications products and applications such as cellular and PCS phones, base stations, WLANs, and cable television modems. The Company offers a broad array of products - including amplifiers, mixers, modulators/demodulators, and single-chip receivers, transmitters and transceivers - representing a substantial majority of the RFICs required in wireless subscriber equipment. The Company's goal is to be the premier supplier of low-cost, high-performance integrated circuits and solutions for applications that enable wireless connectivity. RF Micro Devices, Inc. is traded on the Nasdaq National Market under the symbol RFMD. For more information about RFMD, please visit WWW.RFMD.COM.

This press release contains forward-looking statements that relate to RF Micro Devices' plans, objectives, estimates and goals. Words such as "expects," "anticipates," "intends," "plans," "projects," "believes," and "estimates," and variations of these words and similar expressions, identify these forward-looking statements. RF Micro Devices' business is subject to numerous risks and uncertainties, including variability in quarterly operating results, the rate of growth and development of wireless markets, risks associated with the operation of wafer fabrication, molecular beam epitaxy and test, tape and reel facilities and the Company's conversion from four-inch to six-inch wafer manufacturing, its ability to manage rapid growth and to attract and retain skilled personnel, variability in production yields, its ability to control and reduce costs and improve gross margins on highly integrated products, dependence on a limited number of customers and dependence on third parties. These and other risks and uncertainties, which are described in more detail in RF Micro Devices' most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, could cause actual results and developments to be materially different from those expressed or implied by any of these forward-looking statements.


RF MICRO DEVICES(R) and RFMD(R) are trademarks of RFMD, LLC. All other trade names, trademarks and registered trademarks are the property of their respective owners.

   For more information about RFMD, please visit our website at www.rfmd.com.

                             FINANCIAL TABLES FOLLOW

                     RF MICRO DEVICES, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (Unaudited)


                                                                                       THREE MONTHS ENDED
                                                                             JUNE 30, 2003         JUNE 30, 2002
                                                                            ---------------       ---------------

Total revenue                                                                  $ 131,521             $ 103,942

Operating costs and expenses:
     Cost of goods sold                                                           90,283                62,504
     Research and development                                                     31,335                23,051
     Marketing and selling                                                        10,297                 8,414
     General and administrative                                                    4,552                 4,200
     Other operating expenses                                                        527                   742
                                                                                ---------             ---------
Total operating costs and expenses                                               136,994                98,911
                                                                                ---------             ---------
(Loss) income from operations                                                     (5,473)                5,031

Other (expense) income, net                                                       (2,462)               (2,645)
                                                                                ---------             ---------

(Loss) income before income taxes                                                 (7,935)                2,386

Income tax expense                                                                   149                    37
                                                                                ---------             ---------
Net (loss) income                                                              $  (8,084)            $   2,349
                                                                                =========             =========


Net (loss) income per share, diluted                                           $   (0.04)            $    0.01


Weighted average outstanding diluted shares                                      184,032               174,529

                     RF MICRO DEVICES, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)
                                   (Unaudited)


                                                                             JUNE 30, 2003         JUNE 30, 2002
                                                                            ---------------       ---------------
ASSETS
Current assets:
     Cash and cash equivalents                                                 $ 167,956             $ 164,422
     Short-term investments                                                       97,019                92,187
     Accounts receivable, net                                                     64,056                66,849
     Inventories                                                                  60,262                57,781
     Other current assets                                                          5,625                11,382
                                                                               -----------          -----------
         Total current assets                                                    394,918               392,621

Property and equipment, net                                                      307,548               312,013
Goodwill                                                                         110,006               110,006
Long-term investments                                                             63,461                59,440
Intangible assets, net                                                            55,448                56,486
Other assets                                                                       2,027                 2,259
                                                                               -----------          -----------
         Total assets                                                          $ 933,408             $ 932,825
                                                                               ===========          ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Accounts payable and accrued liabilities                                  $  49,804             $  46,879
     Short-term payable, net                                                      29,788                29,604
     Other current liabilities                                                       212                 1,057
                                                                               -----------          -----------
         Total current liabilities                                                79,804                77,540

Long-term debt, net                                                              296,281               295,865
Other long-term liabilities                                                        5,158                 2,020
                                                                               -----------          -----------
         Total liabilities                                                       381,243               375,425

         Total shareholders' equity                                              552,165               557,400
                                                                               -----------          -----------

         Total liabilities and shareholders' equity                            $ 933,408             $ 932,825
                                                                               ===========          ===========
